Exhibit 99(a)(5)(B)

Contacts:

MGI PHARMA, INC. Jennifer Davis 212-332-4381 IR@mgipharma.com	Noonan Russo Robert Stanislaro 212-845-4268 robert.stanislaro@eurorscg.com

NEWS RELEASE    )

MGI PHARMA ANNOUNCES COMMENCEMENT OF TENDER OFFER

FOR GUILFORD PHARMACEUTICAL NOTES DUE 2008

MINNEAPOLIS, October 20, 2005 — MGI PHARMA, INC. (Nasdaq:MOGN) announces that today, October 20, 2005, it will commence a tender offer to purchase any and all of the outstanding 5% Convertible Subordinated Notes due July 1, 2008 of Guilford Pharmaceuticals Inc. (CUSIP Nos. 401829AA4 and 401829AB2 (the “Notes”)). MGI PHARMA is making the offer together with its wholly-owned subsidiary, MGI GP, INC., which was formerly known as Guilford Pharmaceuticals Inc. As a result of MGI PHARMA’s acquisition of Guilford Pharmaceuticals Inc. on October 3, 2005, the tender offer is required pursuant to the terms of the indenture under which the Notes were issued. MGI PHARMA estimates that the purchase price will be approximately $1,020.56 per $1,000 principal amount of Notes, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest through November 28, 2005. The tender offer is not contingent on any financing.

Each $1,000 principal amount of the Notes is currently convertible, at the option of the holder, into (i) 17.6772 shares of MGI PHARMA common stock, and (ii) $180.28 in cash.

Noteholders that desire to tender their Notes pursuant to the offer must follow the procedures described in the Offer to Purchase dated October 20, 2005, which will be mailed to the registered holders of the Notes. The tender offer expires at 5:00 p.m. New York City time on November 28, 2005, unless extended.

Noteholders may obtain copies of the Offer to Purchase and additional information concerning the terms of the tender offer from Morrow & Co., Inc., information agent for the tender offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, (800) 607-0088, or tender.info@morrowco.com.

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection and Gliadel® wafer (polifeprosan 20 with carmustine implant)

MGI PHARMA, INC.

MGI PHARMA Announces Commencement of Tender Offer For Guilford

Pharmaceutical Notes Due 2008

in the United States. The company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

NOTE TO INVESTORS

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE GUILFORD PHARMACEUTICALS INC. 5% CONVERTIBLE SUBORDINATED NOTES DUE JULY 1, 2008 (THE “NOTES”). MGI PHARMA, INC. AND MGI GP, INC. PLAN TO FILE A TENDER OFFER STATEMENT ON OCTOBER 20, 2005, WITH THE SEC WITH REGARD TO THE OFFER TO PURCHASE THE NOTES. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE WILL BE MADE AVAILABLE TO ALL NOTEHOLDERS AT NO EXPENSE TO THEM. WHEN AVAILABLE, THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE AND ANY OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) CAN BE OBTAINED AT NO CHARGE AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV, OR FROM MORROW & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 445 PARK AVENUE, 5TH FLOOR, NEW YORK, NEW YORK 10022, (800) 607-0088, OR TENDER.INFO@MORROWCO.COM

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; ability of MGI PHARMA to successfully complete the integration of Guilford with its existing operations; the risk that the perceived advantages of the Guilford transaction may not be achieved; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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